Sagem Chooses eMagin OLEDs for FELIN Suite

Low-Power, High-Resolution OLED Microdisplays to Deliver Data to Future Soldiers

BELLEVUE, Wash., Aug. 30, 2006 - Sagem Défense Sécurité has entered into a multi-year contract with eMagin Corporation (AMEX:EMA), a leader in OLED (organic light-emitting diode) microdisplay technology, to provide the microdisplays for its FELIN program. FELIN is the French Army’s integrated soldier system.

eMagin has already begun production to support this program, which will require more than 37,000 microdisplays through the life of the contract. The program schedule calls for Sagem to integrate the microdisplays over the next 72 months into the lightweight, ergonomic soldier systems for the active French Army regiments.

FELIN systems will comprise, in part, a modified weapon system, integral sensors, wearable computer, communications, and display systems based on eMagin’s SVGA+ OLED microdisplay. The main system integrates a helmet-mounted display that will deliver both imagery (from a head-mounted night camera) and situational awareness data. Integrating a display enables operations such as firing around a corner or “seeing” through obstacles.

“Sagem’s adoption of OLED microdisplays for the FELIN program further validates OLED technology. These microdisplays have become the choice of the majority of the world’s militaries. OLEDs have proven superior to legacy technologies, providing the lowest power, highest performance solution for innovative systems like FELIN,” said Susan Jones, executive vice president and chief marketing and strategy officer, eMagin Corporation. “Power-efficiency and ruggedness make OLED technology ideal for sophisticated, high performance soldier systems. eMagin looks forward to supporting Sagem on this important program.”

For more information about eMagin and its bright, power-efficient microdisplays, readers can refer to www.emagin.com.

About eMagin Corporation

A leader in personal display systems and OLED microdisplay technologies, eMagin integrates high-resolution OLED microdisplays, magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor or a large-screen television. eMagin's OLED displays have broad market reach and are incorporated into a variety of near-to-eye imaging products by military, industrial, medical and consumer OEMs, who choose eMagin's award-winning technology as a core component for their solutions. eMagin's first personal display system, the Z800 3DVisor, provides superb 3D stereovision and headtracking for PC gaming, training and simulation, and other applications. It won the CEA's Innovation of Year award in the digital display category and won additional recognition in the electronic gaming category. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York. System design facilities and sales and marketing are located in Bellevue, Washington. A sales office is located in Tokyo, Japan. For additional information, please visit www.emagin.com and www.3dvisor.com.

Media Contact: Joe Runde, 425-749-3636, jrunde@emagin.com
Business Contact: Susan Jones, 425-749-3614, sjones@emagin.com
Investor Contact: John Atherly, 425-749-3622, jatherly@emagin.com